Exhibit 10.88
NO. 2008-52399

QUEST RESOURCES CORPORATION,	§	IN THE DISTRICT COURT OF
QUEST ENERGY PARTNERS, L.P. AND	§
QUEST MIDSTREAM PARTNERS, L.P.	§
§
vs.	§
	§	HARRIS COUNTY, T E X A S
ROCKPORT ENERGY, LP, ROCKPORT	§
GEORGETOWN PARTNERS, LLC,	§
ROCKPORT GEORGETOWN LLC,	§
JERRY D. CASH, BRYAN T.	§
SIMMONS AND STEVEN L.	§
HOCHSTEIN	§	165TH JUDICIAL DISTRICT
SETTLEMENT AGREEMENT
     Effective this 30th day of March, 2009, this Settlement Agreement (“Settlement Agreement”) is entered into by and between: Jerry D. Cash (“Cash”) and Quest Resource Corporation, Quest Energy Partners, L.P., and Quest Midstream Partners, L.P. (collectively referred to herein as the “Quest Entities”) (all parties to this Settlement Agreement are hereafter referred to as the “Parties”).
RECITALS
     WHEREAS, Cash is a former officer and director of Quest Resource Corporation, and served as such from November, 2002 through August 22, 2008. Cash also held other positions, including officer and director positions, with the Quest Entities and their affiliates during this time period (Cash’s collective employment during his tenure with the Quest Entities and their affiliates is collectively referred to herein as “Cash’s Quest Employment”).
     WHEREAS, between June 2004 and July 2008, Cash received transfers of money from the Quest Entities (the “Transfers”).
     WHEREAS, the Quest Entities are plaintiffs and Cash is a defendant in a lawsuit filed in the 165th Judicial District Court, Harris County, Texas entitled Quest Resource Corporation,

Quest Energy Partners, L.P., and Quest Midstream Partners, L.P. v. Rockport Energy, L.L.C., Rockport Georgetown Partners, L.L.C., Rockport Georgetown, L.L.C., Rockport Georgetown Holdings, L.P., Jerry D. Cash, Bryan T. Simmons and Steve Hochstein; Case No. 2008-52399 (the “‘Lawsuit”).
     WHEREAS, disputes have arisen between the Quest Entities, on the one hand, and Cash, on the other hand, regarding Cash’s Quest Employment, the Transfers and the Lawsuit.
     WHEREAS, in order to avoid possible disputes, costs, burdens or distractions of future litigation, the Parties now desire, and, through the execution of this Settlement Agreement, intend, to resolve and settle all disputes among the Parties, including those related to Cash’s Quest Employment, the Transfers and the Lawsuit.
     NOW THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
I.	TERMS OF SETTLEMENT
     Upon execution and delivery of four original copies of this Settlement Agreement by the Parties and the complete execution by counsel for the Parties of an Order of Dismissal with Prejudice for filing with the Clerk of the Court to formally dismiss Cash from the Lawsuit, the Parties agree to and will do the following:
     (a) Cash agrees to transfer and convey to the Quest Entities the following:
1)	the net proceeds after closing on the sale of Cash’s residence at 7401 Nichols Road, Nichols Hills, Oklahoma 73120;

2)	all of Cash’s interest in STP Newco, Inc., including the North Holtuke Unit located in Seminole and Pottawattamie Counties, Oklahoma and in the South Pond Creek Unit located in Grant County, Oklahoma effective March 1, 2009;

3)	all of Cash’s interest in Rockport Energy, LLC, including but not limited to interests in the Bird Island Well located in Southern Louisiana and in LGS, L.P.
     All monies paid at the closing of the Cash residence will be paid to the Quest Entities.
     (b) Cash represents and warrants that after the conveyance of the assets set forth in (a) above, he has no direct or indirect ownership interest in any other assets (other than: (i) 1.78 million shares of Quest Resource Corporation common stock pledged to secure loans from Intrust Bank totaling approximately $6 million; (ii) Cash’s Quest 401(K) account; (iii) a rental house at 1612 Downing Street, Oklahoma City, Oklahoma with a value of approximately $110,000, subject to a mortgage of approximately $73,000; (iv) the balance of Cash’s distributions from his interest in the North Holtuke Unit and South Pond Creek Unit through March 1, 2009; (v) two 2005 Ford F-150s, one 2008 leased Range Rover Sport and one BMW;1 and (vi) personal property excluded from the sale of Cash’s residence and personal property included therewith).
     (c) The Quest Entities acknowledge that STP Newco, Inc. is obligated to Coppermark Bank for a note in the approximate amount of $686,461 relating to the North Holtuke and South Pond Creek Units.
     (d) Cash and the Quest Entities further agree to exchange for equal value three paintings by Gordon Brown (located at the offices of the Quest Entities and purchased by Cash) for two rock sculptures described as “Quartz Cluster” and “Down Rabbit Hole,” as well as a “Petrified Stump” (located at Cash’s residence and purchased by the Quest Entities).
     (e) The Quest Entities will waive the one-year non-compete as to Cash outlined in Paragraph 15 of Cash’s Employment Agreement dated April 2, 2007.

[1]	The Range Rover and BMW are leased by STP Newco. The leases must be assigned to a person or entity other than STP Newco or delivered to Quest’s office at 210 Park Avenue.

     (f) Quest Resource Corporation agrees to satisfy $125,000 of Cash’s outstanding legal fees and expenses from August 2008 through the date of the closing of the house from Quest Resource Corporation’s general operating account. Those funds will be directly paid to Cash’s attorneys, Locke Lord Bissell & Liddell LLP and Ryan Whaley Coldiron Shandy. Quest Resource Corporation will be reimbursed if and when Cash’s attorneys receive payment from the Quest Entities’ insurance carriers for all outstanding legal fees and expenses incurred through the date of closing of Cash’s residence. The Quest Entities will receive the benefit of any agreed reductions in those legal bills.
     (g) The Quest entities agree to return all of Cash’s personal property, including documents (but not including STP Newco or Rockport documents), within five business days after closing of the Cash’s residence.
II.	MUTUAL RELEASE
     (a) Except as to such rights as may be created by this Settlement Agreement and specifically set forth in II(d) below, the Quest Entities and their past, present, and future predecessors, successors, affiliates (including, but not limited to Quest Energy Service, LLC, Quest Energy GP, LLC, Quest Cherokee, LLC, Quest Cherokee Oilfield Service, Quest Midstream GP, LLC, and Bluestem Pipeline, LLC), agents, employees, representatives, members, fiduciaries, beneficiaries, officers, directors, parent entities, subsidiaries, and hereby irrevocably and unconditionally RELEASE, ACQUIT, WAIVE, AND FOREVER DISCHARGE Jerry D. Cash, his heirs, executors, administrators, agents, representatives, successors, assigns, and attorneys, from and against any and all known and unknown claims, obligations, debts, loans, liabilities, losses, and damages whatsoever in law or equity, asserted or unasserted that the Quest Entities ever had, presently have, or may have in the future against Cash, including, but not limited to, any and all actual or implied claims, demands and causes of action asserted in, arising out of or connected with, directly or indirectly, Cash’s Quest Employment, the Transfers, and the subject matter of the Lawsuit or that could have been asserted in the Lawsuit or in any other lawsuit. This release of Cash by the Quest Entities and their past, present, and future predecessors, successors, affiliates does not release and has no effect upon: (1) any civil or criminal charges, claims, obligations, debts, liabilities, losses, and damages by or of any third party, including but not limited to, shareholders of Quest Resource Corporation and Quest Energy Partners, L.P., the State of Oklahoma, and the United States of America; or (2) the rights and obligations of American International Insurance Group, Inc. or any other insurer.
     (b) Except as to such rights as may be created by this Settlement Agreement and specifically set forth in II(c) below, Cash hereby irrevocably and unconditionally RELEASES, ACQUITS, WAIVES, AND FOREVER DISCHARGES Quest Resource Corporation, Quest Energy Partners, L.P. and Quest Midstream Partners, L.P., and their respective heirs, executors, administrators, agents, representatives, subsidiaries, affiliates, employees, partners, officers, directors, shareholders, successors, assigns, and attorneys from and against any and all known and unknown claims, obligations, debts, loans, liabilities, losses and damages whatsoever in law or equity, asserted or unasserted that Cash ever had, presently has, or may have in the future against the Quest Entities, including, but not limited to, any and all actual or implied claims, demands and causes of action, asserted in, arising out of or connected with, directly or indirectly, Cash’s Quest Employment, the Transfers, and the subject matter of the Lawsuit or that could have been asserted in the Lawsuit or in any other lawsuit, or any violation of any federal, state, or local law, including, but not limited to, any violation of Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. § 1981, the

Equal Pay Act, 29 U.S.C. § 206, the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), 29 U.S.C. § 621 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Sarbanes-Oxley Act, 18 U.S.C. § 1514A et seq., the Occupational Safety and Health Act, Section 11(c), 29 U.S.C. § 660(c); Oklahoma Anti-Discrimination Act, 25 O.S.A. § 1101; Oklahoma Equal Pay Act, 40 O.S.A. § 198.1, Oklahoma Genetic Nondiscrimination In Employment Act, 36 O.S.A. § 3614.2, Oklahoma Workers’ Compensation Act, 85 O.S.A. § 5 or any other employment or civil rights act, and any and all claims for severance pay or benefits under any compensation or employee benefit plan, program, policy, contract, agreement or other arrangement of the Quest Entities or affiliates, including any claim under any deferred incentive compensation plan.
     (c) Cash DOES NOT RELEASE the Quest Entities from any obligations arising from the Indemnification Agreement dated as of March 5, 2008 between Cash and Quest Resource Corporation (“Cash Indemnity Agreement”), which includes the advancement of legal fees and expenses, against any current or future threatened or pending litigation, investigations or proceedings, by reason of the fact that Cash was an officer, director and employee of Quest Resource Corporation and/or the Quest Entities. Additionally, Cash DOES NOT RELEASE the Quest Entities’ insurance carriers front any rights and obligations, including but not limited to indemnity and advancement of legal fees and expenses, of which Cash is entitled under any applicable policy.

     (d) The Quest Entities DO NOT RELEASE any other person or entity except as set forth herein. Additionally, the Parties agree that the Quest Entities are not waiving any rights to assert any applicable defense set forth in the Cash Indemnity Agreement.
III.	NO ADMISSION OF LIABILITY
     The Parties hereto acknowledge that they expressly understand that this Settlement Agreement and the settlement it represents (a) are entered into solely for the purpose of avoiding any possible future disputes, expenses, burdens or distractions of litigation and (b) in no way constitute an admission by any party hereto of any liability of any kind to any other party or of any wrongdoing on the part of any of the Parties.
IV.	ADEA WAIVER
     Cash, who represents and warrants that he is over forty (40) years of age, acknowledges that the Older Workers Benefit Protection Act of 1990 (“OWBPA”) has been fully explained to him, and that by execution of this Settlement Agreement he knowingly and voluntarily waives all claims he has or may have under the Age Discrimination in Employment Act, Chapter 14 of Title 29 of the United States Code (“ADEA”), as amended. Cash acknowledges that he has been given at least 21 days in which to consider this Settlement Agreement before signing. Cash acknowledges that he has been advised to consult with an attorney before signing this Settlement Agreement and acknowledges that he has done so. Cash further acknowledges that he has freely, knowingly, and voluntarily entered into this Settlement Agreement, and that he has read this Settlement Agreement and fully understands its terms. Cash is not waiving any rights or claims that may arise after the date he executes this Settlement Agreement. Cash acknowledges that by executing this Settlement Agreement, and waiving such rights and claims, he is receiving consideration in addition to what he would actually be entitled.

V.	CONSIDERATION
     The Parties acknowledge, warrant, and agree that adequate consideration was exchanged and supplied by all parties to the Settlement Agreement.
VI.	JOINT EFFORTS
     This Settlement Agreement has been prepared by the joint efforts of the respective attorneys for each of the Parties and each party acknowledges that they have carefully read the instrument and that the instrument expresses the entire agreement between the Parties concerning the subject it purports to cover and that each party has executed this instrument freely and of his own accord.
VII.	ADDITIONAL DOCUMENTS
     The Parties and their counsel shall execute all such further and additional documents that shall be reasonable, convenient, and necessary to carry out the provisions and intent of this Settlement Agreement. The Parties agree to sign, or direct their attorney to sign, and file all documents necessary to obtain a Court Order dismissing all claims raised in the Lawsuit against Cash.
VIII.	GOVERNING LAW
     The validity, effect, and construction of this Settlement Agreement and any obligations undertaken pursuant hereto, and any dispute relating to or arising from the negotiation and execution of this Settlement Agreement shall he governed by the laws of the State of Oklahoma, without regard to any conflict of laws provisions.
     EXECUTED this 14th day of May, 2009.

/s/ Jerry D. Cash

JERRY D. CASH

     EXECUTED this 30th day of March, 2009.

QUEST RESOURCE CORPORATION

By:	/s/ David C. Lawler

Its:	President

     EXECUTED this 30th day of March, 2009.

QUEST ENERGY PARTNERS, L.P.

By:	/s/ David C. Lawler

Its:	President

     EXECUTED this 30th day of March, 2009.

QUEST MIDSTREAM PARTNERS, L.P.

By:	/s/ David C. Lawler

Its:	President

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